U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 27, 2007

Photonic Products Group, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	000-11668	22-2003247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

181 Legrand Avenue, Northvale, New Jersey	07647
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (201) 767-1910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

1. Conversion/Redemption of the PPGI Series B 10% Convertible Preferred Stock

Photonic Products Group, Inc. (PPGI, the “Company”) previously announced on October 26, 2007, that holders of 75% of the Company’s Series B 10% Convertible Preferred Stock (the “Series B”) had notified the Company they were exercising their right to convert their preferred shares into PPGI common shares at the specified conversion price of $2.50 per share. In the aggregate, these holders represent 1,560 shares with a liquidation preference of $1,560,000 of the total of 2,082 shares or $2,082,000 of the total Series B issued and outstanding and are convertible into 624,000 shares of PPGI common stock.

The Company subsequently issued a call for the redemption of the remaining 522 shares of the Series B and a liquidation value of $522,000, with a redemption date of November 29, 2007. The holders of these shares had the option of converting their shares into PPGI common shares at the specified conversion price of $2.50 per share. Nine of the remaining Series B shareholders elected to convert into common shares. One remaining Series B shareholder has elected to redeem shares for cash and a final stock dividend accrued to the redemption date.

In summary, the results from both the initial voluntary conversions and from the Company’s subsequent recall of the remaining shares are as follows:

Of the 2,082 Series B preferred shares issued and outstanding, holders representing 2,032 shares or approximately 98% elected to convert their preference shares to common shares of the Company. The holder of the remaining 50 shares or 2% elected to redeem their Series B shares for cash and payment of an accrued stock dividend. In total, the liquidation of the Series B will result in the issuance of 812,800 shares of common stock through conversion, and a cash payment of $50,000 and accrued final stock dividend of 1,332 shares of common stock upon redemption.

2. Re-payment of Promissory Note

In furtherance of its initiative to reduce its indebtedness, the Company announced it will pre-pay, in full, the outstanding balance of its 6.75% note to Clarex Limited in the amount of approximately $554,600 along with accrued interest of $1,740. Payment will be made on or about November 29, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: November 27, 2007
	By:	/s/ Daniel Lehrfeld
(Daniel Lehrfeld)
Chief Executive Officer